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                                                                    Exhibit 99.1

[STEMCELLS, INC. LOGO]
StemCells, Inc. (Ticker: STEM, Exchange: NASDAQ)
News Release -- November 11, 2003

         STEMCELLS, INC. ANNOUNCES CONVERSION OF CONVERTIBLE PREFERRED
            STOCK AND RECEIPT OF $1.6 MILLION FROM WARRANT EXERCISE

Palo Alto, California, November 11, 2003 - StemCells, Inc. (NASDAQ: STEM) today announced that The Riverview Group, LLC, has converted the $2 million face value of 3% cumulative redeemable convertible preferred stock remaining from its $5 million purchase in December 2001, at the original conversion price of $2 per share. Riverview received 1,000,000 shares of StemCells, Inc.'s common stock plus 10,833 accumulated dividend shares in the redemption. Riverview also exercised part of the warrant received in connection with its purchase of 4,000,000 shares of the Company's common stock in May of this year, acquiring another 1,098,000 shares at $1.50 per share. The proceeds to the Company from this warrant exercise totaled $1,647,000. The warrant is exercisable for an additional 800,000 shares until April 8, 2005.

"I am very pleased that the preferred stock has now been converted in its entirety," said Martin McGlynn, President and CEO of StemCells. "This relieves the Company of the possibility that it might have been required to redeem the stock for cash which, of course, we prefer to spend in our effort to get a stem cell product into clinical trial." ABOUT STEMCELLS, INC.

StemCells, Inc is a biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of, or injury to, the nervous system, liver, and pancreas. The Company's stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. Further information about the Company is available on its web site, at www.stemcellsinc.com.

Statements in this press release other than statements of historical facts constitute forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. ("the Company"). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management's current views and are based on certain assumptions that may or may not ultimately prove valid. The Company's actual results may vary materially from those contemplated in the forward looking statements due to risks and uncertainties to which the Company is subject, including the risk that Company will not be successful in using the patented technologies to develop effective treatments for human diseases; uncertainties regarding the Company's ability to obtain the capital resources needed to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the fact that the Company's stem cell technology is at the pre-clinical state and has not yet led to the development of any


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proposed product; the uncertainty whether results comparable to those in the company's preclinical work will be replicable in other animal models and be obtainable in humans; the uncertainty whether any products that may be generated in the future in the Company's stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; and others that are described in Exhibit 99 to the Company's Annual Report on Form 10-K entitled "Cautionary Factors Relevant to Forward Looking Statements."


Corporate Contact:                          Media / Investor Relations Contact:
StemCells, Inc.                             The Investor Relations Group, Inc.
Martin McGlynn, President & CEO             Janet Vasquez /
Jane Lin 650-475-3100, ext 108              212-825-3210

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